Exhibit 10.2

AMENDMENT ONE TO

SEVERANCE LETTER

This amendment (the “Amendment”) to the Severance Letter entered into by and between Midland Credit Management, Inc. (the “Company”), a wholly owned subsidiary of Encore Capital Group, Inc., a Delaware corporation, and Paul Grinberg (the “Executive”) dated as of September 20, 2004 (the “Severance Letter”), is effective as of June 5, 2006. Capitalized terms not defined herein shall have the meaning set forth in the Severance Letter.

W I T N E S S E T H :

WHEREAS, the Company and the Executive have entered into the Severance Letter, which provides for certain payments upon the termination of the Executive’s employment with the Company; and

WHEREAS, the Company and the Executive desire to amend the Severance Letter as provided herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Section 4 of the Severance Letter shall be amended to delete the first two sentences and add in substitution thereof the following:

If you are terminated without Cause or resign for Good Reason within 12 months following a Change of Control, you will be entitled to a cash severance amount equal to 150% of (i) your highest annual rate of base salary during the 12-month period immediately prior to your date of termination plus (ii) the greater of (A) the average of the most recent two annual bonuses actually paid to you prior to the Change of Control or (B) your target annual bonus for the year in which the Change of Control occurs, paid in equal installments over the eighteen month period commencing with the first regular payroll date following the date of termination, in accordance with the Company’s normal payroll practices; provided that, if necessary to avoid tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended, the commencement of such payments shall be delayed until the first regular payroll date which occurs more than six months following the date of termination, with the first of such payments including all payments which would have been made during the period of such delay without regard thereto, without interest.

2.	Section 6 shall be added to the Severance Letter which shall be read in its entirety as follows:

If you remain employed through the consummation of a Change of Control, you shall receive a lump sum payment equal to 100% of your highest annual rate of base salary during the period commencing one year prior to the Change of Control and ending on the date in which the Change of Control is consummated. Such retention bonus shall be paid within ten (10) days following the consummation of the Change of Control.

3.	Section 7 shall be added to the Severance Letter which shall be read in its entirety as follows:

Restrictive Covenants.

(a) Cessation of Rights to Certain Future, Contingent Payments Upon Entering Competitive Employment. If you, during the one (1) year period commencing on and following the date of termination (whether prior to or following a Change of Control), directly or indirectly, without the prior written consent of the Board, becomes employed by, or acts as a consultant to or in association with, or as a director, officer, employee, partner, owner, joint venturer, member or otherwise, of any person, firm, corporation, partnership, limited liability company, association or other entity that engages in any business in which the Company or any Subsidiary was engaged, or in which any of them had taken demonstrable steps to become engaged, at the date of termination, in the same geographical area in which any of them engage, or are planning on becoming engaged, in such business (other than by beneficial ownership of up to 2% of the outstanding voting stock of a publicly-traded company that is or owns such a competitor), your right to receive severance payments then being made by the Company pursuant to this Severance Letter shall immediately cease and the Company’s obligation to make such payments under this Severance Letter shall immediately terminate as of the date you enter into such employment or other relationships as described in this Section 7.

(b) Non-Solicitation. You agree that for one (1) year commencing on and following the date of termination (whether prior to or following a Change of Control), you will not directly or indirectly (i) solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company or any Subsidiary at any time on or after the date of termination (unless more than six (6) months shall have elapsed between the last day of such person’s employment by the Company and any Subsidiary and the first date of such solicitation or hiring) or (ii) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ thereof or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof.

(c) Non-Disclosure of Confidential Information. You recognize that the services you perform for the Company and its affiliates are special, unique and extraordinary in that you may acquire confidential information, trade secrets or other competitive information concerning the operations of the Company and its affiliates, the use or disclosure of which could cause the Company and its affiliates substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, you agree that you will not at any time during your employment with the Company or any Subsidiary or thereafter, except in performance of your obligations thereto, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that you may learn by reason of his association with the Company and its affiliates. The term “Confidential Information” shall mean any past, present or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information or other material relating to the business, strategies, services or activities of the Company and its affiliates, including, without limitation, information with respect to the Company’s and its affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships (including leases), regulatory status, compensation paid to employees or other terms of employment, and trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company or any of its affiliates. Notwithstanding the foregoing, you may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information; provided, further, that in the event that you are ordered by any such court or other government agency, administrative body or legislative body to disclose any Confidential Information, you shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

(d) Non-disparagement. You agree (whether during or after your employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the officers or directors of the Company other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Company arising out of your employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

(e) Mutual Dependence of Covenants and Condition Subsequent. You covenant and agree to be bound by the restrictive covenants and agreements contained in this Section 7 to the maximum extent permitted by Delaware law, it being the intent and spirit of the parties that the restrictive covenants and agreements contained in this Severance Letter shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Severance Letter, your compliance with the covenants contained in Section 7 (a) is mutually dependent upon and a condition subsequent to the Company’s obligation to make the payments described in this Severance Letter (as amended) and such payments shall immediately cease upon any breach of Section 7. Likewise, if you commence any action in court or in arbitration challenging the validity of, seeking to invalidate or otherwise seeking some sort of declaration that the covenants and agreements in Section 7(a) are void, voidable or invalid, the Company’s obligations to make the payments described in this Severance Letter shall immediately cease as of the time of the commencement of such action or proceeding. If the Company does not discover your breach of Section 7(a) or the commencement of any such action or arbitration proceedings until after one or more payments under this Severance Letter have been made to you, you shall be obligated to immediately return all such payments to the Company that were paid and received after the breach of Section 7(a).

(f) Remedies Upon Breach. If you breach the provisions of Section 7(b), (c) or (d), the Company shall have the right to have such restrictive covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of such restrictive covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Accordingly, the Company shall be entitled to injunctive relief to enforce the terms of such restrictive covenants and to restrain you from any violation thereof. The rights and remedies set forth in this Section 7(f) shall be independent of all other others rights and remedies available to the Company for a breach of such restrictive covenants, and shall be severally enforceable from, in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

4.	Section 8 shall be added to the Severance Letter which shall be read in its entirety as follows:

Survival. The respective obligations and benefits afforded to the Company and you as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of the Severance Letter (as amended)) and 7 of the Severance Letter (as amended) shall survive the termination of this Severance Letter.

5.	Section 9 shall be added to the Severance Letter which shall be read in its entirety as follows:

Dispute Resolution. You and the Company agree that any controversy or claim arising out of or relating to this Severance Letter (as amended) (other than a controversy under Section 7 of this Severance Letter), or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules then in effect. Venue for any arbitration pursuant to this Severance Letter will lie in San Diego, California. One of the arbitrators shall be appointed by the Company, one shall be appointed by you and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. All three arbitrators shall be experienced in the resolution of disputes under employment agreements for senior executives of major corporations. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Severance Letter or to award a remedy for a dispute involving this Severance Letter other than a benefit specifically provided under or by virtue of the Severance Letter. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses). The Company shall pay the fees of the American Arbitration Association and the arbitrators, if applicable.

6.	Section 9 shall be added to the Severance Letter which shall be read in its entirety as follows:

GOVERNING LAW; CONSENT TO JURISDICTION. THIS SEVERANCE LETTER WILL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE. ANY ACTION TO ENFORCE THIS SEVERANCE LETTER (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 14) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

7.	All other provisions of the Severance Letter shall remain unchanged and in full force and effect.

8.	This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

EXECUTIVE		Midland Credit Management, Inc.

By:	/s/ Paul Grinberg	By:	/s/ J. Brandon Black
	Paul Grinberg	Title:	President